UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Oportun Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.
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Oportun Financial Corporation
2 Circle Star Way
San Carlos, CA 94070

May 31, 2024

AMENDMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
OPORTUN FINANCIAL CORPORATION
TO BE HELD ON WEDNESDAY, JUNE 26, 2024

This amendment, dated May 31, 2024 (this “Amendment”), amends and supplements the definitive proxy statement on Schedule 14A, dated May 13, 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “Proxy Statement”), filed by Oportun Financial Corporation. Terms used in this Amendment that are not defined have the meaning given to them in the Proxy Statement. Except as described in this Amendment, the information provided in the Proxy Statement is not amended, supplemented or otherwise modified. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

This Amendment amends the Proxy Statement to clarify an inadvertent error in the effect of broker non-votes. The first paragraph under the caption “What happens if I do not vote?—Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee” is amended and restated as follows.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal, and occur, with respect to a proposal, when shares present at the meeting are marked “Abstain” on that proposal.